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Exhibit 10.10

                            DIRECTORS SEVERANCE PLAN
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Directors of the First National Bank of the Hudson Valley whose service is terminated in connection with a Change of Control shall be entitled to a severance payment equal to one-twelfth (1/12) of the annual retainer in effect at the time such change in control is agreed or effected, times the number of years they have served as a Director of First National Bank of the Hudson Valley, but not less than an amount equivalent to one (1) year's annual retainer. Such amount shall be paid in cash within thirty (30) days of the Directors termination or may be deferred, at the option of the Director, under the Company's Directors Deferred Compensation Plan.

Directors so terminated shall be eligible to serve as Directors Emeritus of the Bank for a period up to five (5) years at the annual retainer fee then in effect for such service, subject to annual appointment by the Board of Directors of the Bank. Annual fees for such service will be paid in cash within thirty (30) days of such appointment or may be deferred at the option of the Director under the Company's Directors Deferred Compensation Plan.

As Directors Emeritus, individuals are expected to actively promote the general welfare of the Bank with its customers, staff, and shareholders and to attend Bank functions which are held in their community.
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This plan covers only those Directors who are serving as Directors of the First
National Bank of the Hudson Valley as of this date and whose service is terminated in connection with a change of control, and may be terminated, amended, or extended at any time by the Board of Directors of the First National Bank of the Hudson Valley.




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AGREED BY THE PERSONNEL & COMPENSATION COMMITTEE OF THE BOARD at its Meeting
Thursday, December 11, 1997.




_________________________________
Robert M. Bowman
Chairman